CHEVIOT FINANCIAL CORP. AUTHORIZES THE REPURCHASE OF UP TO 5% OF OUTSTANDING COMMON STOCK

CHEVIOT, OHIO October 16, 2013 – Cheviot Financial Corp. (Nasdaq SC: CHEV) announced today that the Company's Board of Directors authorized on October 15, 2013 the repurchase of up to 341,845 shares, or approximately 5%, of the Company's outstanding common stock. The stock repurchase program will not be effective until November 6, 2013.  The repurchases may be carried out through open market purchases, block trades, and in negotiated private transactions. In addition, the Company may enter into an agreement to have its shares repurchased pursuant to rule 10b-5-1 of the Securities Exchange Act of 1934.  The common stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance.

Cheviot Financial Corp. completed its second-step conversion and related public stock offering on January 18, 2012.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 4,675,000 shares of common stock in a subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.  Cheviot Savings Bank operates through its twelve full service banking offices located in Hamilton County, Ohio.

This news release contains certain “forward-looking statements” which may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, commercial and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.